EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160115 on Form S-3 of our reports dated February 24, 2011, relating to the consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries, and the effectiveness of Par Pharmaceutical Companies, Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Par Pharmaceutical Companies, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 24, 2011